EXHIBIT 99.1

Lion Biotechnologies Obtains Exclusive License from NIH to Develop and Commercialize TIL in Bladder, Lung, Breast and HPV-Associated Cancers

NEW YORK, October 7, 2015 — Lion Biotechnologies (Nasdaq: LBIO), a biotechnology company that is developing novel cancer immunotherapies based on tumor-infiltrating lymphocytes (TIL), today announced that it has obtained an exclusive, worldwide license from the National Institutes of Health (NIH) to develop and commercialize TIL therapy in four additional tumor indications. Under the agreement, the NIH has granted Lion exclusive rights to certain patents to develop TIL in the treatment of bladder, lung, breast and HPV-associated cancers, including cervical and head and neck.

The agreement was executed as an amendment to Lion’s existing exclusive licensing agreement with the NIH for the development and commercialization of TIL in the treatment of metastatic melanoma. As consideration for the license, Lion will make an upfront payment to the NIH, payable half within 60 days of closing and the balance a year later. Additional milestone payments, which will vary according to indication, will be based on completion of specific clinical, regulatory and commercial milestones. The agreement also calls for royalties to be payable to the NIH based on revenues, and certain additional payments under different sublicense scenarios.

“In addition to the efficacy previously reported in melanoma, we believe that TIL therapy has the potential to demonstrate significant clinical benefit in the treatment of many solid tumors,” said Elma Hawkins, PhD, Lion’s president and chief executive officer. “Having exclusivity in these additional indications will enable us to further our development efforts in other tumor types, with the goal of providing a new treatment option for patients.”

About Lion Biotechnologies

Lion Biotechnologies, Inc. is a clinical-stage biotechnology company focused on the development of cancer immunotherapy products for the treatment of various cancers.  The company’s lead product candidate is an adoptive cell therapy using tumor-infiltrating lymphocytes (TIL) for the treatment of patients with refractory metastatic melanoma, and is based on a clinical Cooperative Research and Development Agreement with the National Cancer Institute. TIL therapy is also being evaluated in physician-sponsored clinical trials at MD Anderson Cancer Center and Moffitt Cancer Center. For more information, please visit http://www.lionbio.com.

Forward Looking Statements

This press release contains certain forward-looking statements that are subject to a number of risks and uncertainties described in the Company’s most recently filed quarterly report on Form 10-Q and annual report on Form 10-K. Except as permitted by law, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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